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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 23, 2002

PIONEER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

State of Texas (State or other jurisdiction of incorporation)	2-70145 (Commission File Number)	74-2088619 (IRS Employer Identification No.)
9310 Broadway, Building 1 San Antonio, Texas (Address of principal executive offices)		78217 (Zip Code)

Registrant's telephone number, including area code (210) 828-7689

(Former name or former address, if changed since last report.)

Item 5.    Other Events and Regulation FD Disclosure.

        On December 23, 2002, our wholly owned indirect subsidiary, Pioneer Drilling Services, Ltd., borrowed $14.5 million (the "Loan") from Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. ("Merrill Lynch").    The Loan is due on or before December 22, 2007 and accrues interest at a floating rate equal to the 3 month LIBOR rate plus 385 basis points until our election to convert the interest rate to a fixed rate, at which time interest will accrue at the greater of (1) 6.975%, or (2) the sum of the swap rate published on the Bloomberg Screen "USSW" on the conversion date plus 367 basis points. The Loan is secured by a first priority security interest in certain of our drilling rigs numbered: Rigs 1, 2, 16, 21, 22, 23, 24, 26. We may prepay the Loan at any time in whole, but not in part, subject to certain exceptions and payment of the prepayment premium requirements, both as provided in the note evidencing the Loan. We used $2,130,503.06 of the proceeds of the Loan to retire all of our outstanding debt owed to American Bank, N.A., $5,106,321.40 to make a final payment due to purchase Rig 24, a newly manufactured 18,000 foot capacity drilling rig, from IDM Equipment, Ltd., and $7,188,175.54 to replenish our working capital.

Item 7.    Exhibits.

No.	Document
5.1	Term Loan and Security Agreement dated December 23, 2002 by and between Pioneer Drilling Services, Ltd. and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc.
5.2	Collateral Installment Note dated December 23, 2002 by and between Pioneer Drilling Services, Ltd. and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc.

SIGNATURES

        Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2003	PIONEER DRILLING COMPANY
	By:	/s/ WM. STACY LOCKE Wm. Stacy Locke, President

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SIGNATURES